EXHIBIT (10)(g)

SUMMARY OF RETIREMENT PACKAGE BENEFITS FOR LEE JOHNSON, JR.

In September 2004, the Bank agreed to provide Mr. Johnson with a retirement package which will provide for certain benefits to Mr. Johnson upon his retirement which is scheduled to occur not later than June 30, 2006. In connection with the retirement package, the Bank has agreed to:

(a) pay an amount equal to the cost of health coverage (to be converted to a Medicare Supplement at age 65), dental insurance and long-term health care insurance for Mr. Johnson’s lifetime with a maximum annual benefit of $8,500,

(b) enter into a two year agreement with Mr. Johnson for professional/consulting service for a retainer of $30,000 per year and

(c) to amend the Supplemental Executive Retirement Plan to provide a benefit equivalent to 65% of Mr. Johnson’s average compensation based on the highest three years of the last ten years (offset by the cash balance benefit).

The Board of Directors has received Mr. Johnson’s written indication of intent to retire on or before June 30, 2006. The appropriate personnel of the Bank have been authorized to take action to executive the above transactions upon Mr. Johnson’s actual retirement.

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